Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

MOTORCAR PARTS OF AMERICA REPORTS INDUCEMENT GRANT UNDER NASDAQ LISTING RULE 5635(c)(4)

LOS ANGELES, CA – January 2, 2013 – Motorcar Parts of America, Inc.  (Nasdaq:MPAA) today announced, in accordance with NASDAQ rules regarding equity inducement awards, a grant on December 28, 2012 of an employment inducement award to Scott Matrenec, the newly appointed president of the company’s wholly owned subsidiary, Fenwick Automotive Products Limited.

In connection with the commencement of  Matrenec’s employment with the company,   a stock option was granted to purchase 98,800 shares of the company’s common stock.  Subject to  Matrenec’s continued employment, the stock option will vest and become exercisable with respect to one-third of the shares subject thereto on each of the first, second and third anniversaries of the vesting commencement date, subject to accelerated vesting upon a change in control of the company or the attainment of certain financial targets by Fenwick Automotive Products Limited.  The stock option has a per share exercise price of $6.46, which is equal to the closing price of   Motorcar Parts of America’s common stock on December 28, 2012.

The company’s independent Compensation Committee granted the stock option as an inducement material to  Matrenec entering into employment with the company in accordance with NASDAQ Listing Rule 5635(c)(4), an employment inducement award exception to the shareholder approval requirement provided in the NASDAQ governance rules.  To comply with the terms of this exemption, the employment inducement award requires an immediate public announcement of the award and written notice to NASDAQ.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in September 2012 and in its Forms 10-Q filed  with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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